Exhibit 4.2

Schedule to Exhibit 4.1 - Form of Credit Agreement Warrant

Name of Warrant Holder	Number of Shares Subject to Warrant	Expiration Date
Perceptive Credit Holdings, LP	42,453	June 23, 2027
PCOF EQ AIV, LP	12,340	June 23, 2027
Perceptive Credit Holdings, LP	38,208	October 16, 2028
PCOF EQ AIV, LP	11,106	October 16, 2028
Perceptive Credit Holdings, LP	38,208	October 7, 2029
PCOF EQ AIV, LP	11,106	October 7, 2029
Perceptive Credit Holdings III, LP	150,684	August 23, 2031